FOR IMMEDIATE RELEASE

Contact: Nick Zangari	Media Contact: Tonya Abeln
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Nick.Zangari@kyderby.com	Tonya.Abeln@kyderby.com

Churchill Downs Incorporated Appoints Paul C. Varga as a New Board Member

LOUISVILLE Ky., (February 26, 2020) – Churchill Downs Incorporated (“CDI” or the “Company”) (Nasdaq: CHDN) announced today the appointment of Paul C. Varga to the Company’s Board of Directors.
Mr. Varga most recently served as Chairman and CEO of Brown-Forman Corporation, a global spirits and wine company, from August 2007 until his retirement in December 2018. Prior to these positions, he was also President and CEO of Brown-Forman Beverages and Global Chief Marketing Officer for Brown-Forman Spirits. Mr. Varga brings robust leadership and public company experience to the Board, as well as an extensive knowledge of international business, corporate finance, strategy, brand awareness, product development, marketing, distribution and sales. Mr. Varga holds a Bachelor’s of Business Administration in finance from the University of Kentucky and an M.B.A. from Purdue University. He also currently serves on the Board of Directors for Macy’s, Inc.
“I am thrilled to have Paul Varga join the Board of Directors of Churchill Downs Incorporated,” said Bill Carstanjen, CEO of CDI. “His record of achievement as a public company CEO and board member as well as his deep understanding of the prominence and potential of The Kentucky Derby makes him an exceptional addition to our Board. We feel very fortunate that Paul will join us.”
“It is an exciting time to be a part of a Company with such a distinguished legacy and dynamic future,” said Paul Varga. “I truly look forward to this opportunity to make meaningful contributions to the ongoing success of CDI.”
Mr. Varga was appointed as a Class I Director with his term expiring in 2021, at which time he will be considered for election at the 2021 annual meeting of shareholders.
About Churchill Downs Incorporated
Churchill Downs Incorporated is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event - The Kentucky Derby. We own and operate Derby City Gaming, a historical racing machine facility in Louisville, Kentucky. We also own and operate the largest online horse racing wagering platform in the U.S., TwinSpires.com, and we operate sports betting and iGaming through our BetAmerica platform in multiple states. We are also a leader in brick-and-mortar casino gaming with approximately 11,000 slot machines and video lottery terminals and 200 table games in eight states. Additional information about CDI can be found online at www.churchilldownsincorporated.com.